Exhibit 99.1

VAALCO ENERGY, INC. REGAINS COMPLIANCE WITH NYSE CONTINUED LISTING STANDARD AND PROVIDES OPERATIONAL UPDATE

HOUSTON – June 4, 2018 – VAALCO Energy, Inc. (NYSE: EGY) today announced that it has received notification from the New York Stock Exchange (“NYSE”) that the Company has regained full compliance with all of the NYSE’s continued listing standards, as indicated in a letter delivered to the Company on May 30, 2018. The Company’s common stock continues to trade without interruption on the NYSE.

VAALCO also is announcing that the workover operations on the S. Tchibala 1HB well are complete and replacement of the Electrical Submersible Pump (ESP) system was conducted safely and efficiently with no injuries or environmental incidents.  The well is producing at approximately 990 barrels of oil gross, or 270 barrels of oil net to the Company. Workover operations are underway to replace the ESP system in the Avouma 2H well and restore approximately 2,000 barrels of oil gross production, or 540 barrels of oil net production to the Company.

Cary Bounds, Chief Executive Officer commented, “We are pleased to have regained full compliance with all NYSE listing requirements and we are therefore no longer contemplating a reverse stock split. At current Brent oil pricing, we are realizing significant cash flow generation as we maintain production at prior guidance levels. With the elimination of all of our outstanding debt and the continued strengthening of our balance sheet, we are preserving cash in anticipation of a development drilling campaign on our offshore Gabon asset in 2019.”

Forward Looking Statements

This document includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  All statements, other than statements of historical facts, included in this document that address activities, events, plans, expectations, objectives or developments that VAALCO expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on assumptions made by VAALCO based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances.  Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond VAALCO's control.

These and other risks are further described in VAALCO's annual report on Form 10-K for the year ended December 31, 2017 and quarterly report on Form 10-Q for the quarter ended March 31, 2018 and other reports filed with the SEC which can be reviewed at http://www.sec.gov, or which can be received by contacting VAALCO at 9800 Richmond Avenue, Suite 700, Houston, Texas 77042, (713) 623-0801.  Investors are cautioned that forward-looking statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements.  VAALCO disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

About VAALCO

VAALCO Energy, Inc. is a Houston-based independent energy company principally engaged in the acquisition, development and production of crude oil. The Company's properties and acreage are located primarily in Gabon and Equatorial Guinea in West Africa.

Investor Contact

Phil Patman, Jr. 713-623-0801